RESIGNATION LETTER

Dear CPHI Board Members and Chairwoman Ms. Zhilin Li,

Due to my personal reasons, I can not continue to serve as the Director and CFO of CPHI, thereby I decided to resign as the Director and CFO of CPHI. Simultaneously, thereby I decided to resign as the Director and CFO of Hainan Helpson Medicine & Biotechnique Co. Ltd.

Sincerely yours,

Signature

April 28, 2009